Exhibit 99.2

Recent Developments

We are currently in the process of finalizing our unaudited consolidated financial results as of and for the three months ended March 31, 2015. Below are certain preliminary estimates as of and for the three months ended March 31, 2015, which are based on the most current information available to management as of the date of this prospectus supplement. Our actual results may differ materially from these preliminary estimates due to, among other things, the completion of our accounting close procedures, final adjustments and other developments that may arise between now and the time that such unaudited consolidated financial results as of and for the three months ended March 31, 2015 are finalized.

Total revenues during the three months ended March 31, 2015 are estimated to range from $96 million to $98 million, compared to $73.8 million during the three months ended March 31, 2014. Our diluted earnings per share during the three months ended March 31, 2015 is estimated to range from $0.19 to $0.21, compared to $0.06 during the three months ended March 31, 2014. The increase is primarily attributable to: (i) increases in revenues across all three of our operating segments; (ii) improved leverage of our selling, general and administrative costs; and (iii) favorable income tax treatment attributable to the Internal Revenue Service’s recently published final regulations under Section 162(m) of the Internal Revenue Code, as amended (the “Code”). Specifically, the final regulations provide certain relief from the annual federal income tax deduction limitations for newly public companies, which had a favorable impact of approximately $0.07 per share on the estimated diluted earnings per share range noted above.

Revenues from homes delivered during the three months ended March 31, 2015 are estimated to range from $66 million to $67 million, compared to $48.0 million during the three months ended March 31, 2014. We delivered 138 homes during the three months ended March 31, 2015, an increase of 21 units, or 17.9%, from 117 homes delivered during the three months ended March 31, 2014. The increases in estimated revenues and homes delivered during 2015 were primarily due to: (i) the continued ramp-up in our Homebuilding operations; (ii) an improved pricing environment and shifting product mix that drove higher average selling prices of homes delivered; (iii) a larger backlog at December 31, 2014, compared to the backlog at December 31, 2013; and (iv) having more neighborhoods delivering homes during 2015 when compared to 2014.

During the three months ended March 31, 2015, we generated 316 new orders, an increase of 111 new orders, or 54.1%, from 205 new orders during the three months ended March 31, 2014. Such increase was primarily due to continued momentum within our active selling neighborhoods and an increase in our active selling neighborhood count from 25 at March 31, 2014 to 41 at March 31, 2015. Contract values of new orders during the three months ended March 31, 2015 were $140.8 million, an increase of $39.7 million, or 39.3%, from $101.1 million during the three months ended March 31, 2014, primarily due to the 111-unit increase in new order activity partially offset by a decrease in the average selling price of new orders to $446,000 during 2015 from $493,000 during the comparable 2014 period. The decrease in our average selling price per new order during the three months ended March 31, 2015, compared to the three months ended March 31, 2014 was due to shifting product mix resulting from the introduction of several new active adult communities during late 2014 and early 2015 along with the sell-out of one of our second-home communities during 2014.

We had 570 units in backlog as of March 31, 2015, an increase of 189 units, or 49.6%, from 381 units as of March 31, 2014. The increase in our backlog was primarily due to continued improvement in the housing market, which was evidenced by the increase in our new orders. We currently expect to deliver substantially all of the homes that were in our backlog as of March 31, 2015 during the remainder of the year ending December 31, 2015.

During April 2015, we expect to complete our accounting close procedures for the three months ended March 31, 2015. Because we have not yet finalized our procedures, we do not have certainty and are unable to provide any additional financial and other data as of and for the three months ended March 31, 2015. The preliminary unaudited consolidated financial data as of and for the three months ended March 31, 2015 included in this prospectus supplement has been prepared by, and is the responsibility of, our management and has not been reviewed or audited or subject to any other procedures by our independent registered public accounting firm. Accordingly, our independent registered public accounting firm is not expressing an opinion or any other form of assurance with respect to the preliminary unaudited consolidated financial data as of and for the three months ended March 31, 2015 that is provided in this prospectus supplement.